Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4/A (No. 333-123760) of Yellow Roadway Corporation and in the related joint proxy statement/prospectus for the registration of 13,500,000 shares of its common stock of our reports dated January 22, 2004 with respect to the consolidated financial statements of Roadway Corporation included as Exhibit 99.2, the consolidated financial statements of Roadway Express, Inc. included as Exhibit 99.4, and the consolidated financial statements of Roadway Next Day Corporation included as Exhibit 99.6 in Yellow Roadway Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Akron, Ohio

April 20, 2005